Exhibit 99.1

FOR FURTHER INFORMATION:

AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY

437 Madison Avenue, New York, New York 10022	Public Relations
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100 or 1-877-MEDALLION	(212) 447-9292

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2007 SECOND QUARTER RESULTS

•	Earnings per share increases to $0.24 per share

•	Delinquencies decrease to an all time low

•	Total managed assets reach a record high of $965 million

•	Corporate NYC medallion prices reach $600,000

•	Dividend of $0.19 per share declared

NEW YORK, N.Y. – August 7, 2007—Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations, increased 5% to $4,272,000, or $0.24 per diluted common share for the 2007 second quarter, up from $4,076,000 or $0.23 per share for the 2006 second quarter. Net increase in net assets resulting from operations increased 37% to $8,052,000, or $0.45 per share for the 2007 six months, up from $5,862,000, or $0.33 per share for the 2006 six months.

Medallion’s on-balance sheet taxicab medallion loan portfolio increased 20% to $468,399,000, up from $390,061,000 a year ago. The on balance sheet commercial loan portfolio increased 6% to $93,018,000, up from $87,519,000. Including Medallion Bank, the Company’s unconsolidated wholly-owned portfolio

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Medallion Financial Corp. Reports 2007 Second Quarter Results, Page 2

investment, the managed medallion loan portfolio increased 19% to $556,139,000, up from $468,146,000 one year ago. The managed commercial loan portfolio increased 7% to $156,159,000, up from $146,523,000 one year ago. In addition, Medallion Bank’s consumer loan portfolio increased 24% to $129,395,000, up from $103,938,000 one year ago. Total assets under management increased 16% to $965,070,000, up from $834,546,000 a year ago. The managed portfolio amounts were all record highs for the Company.

The total yield in the quarter across the entire portfolio, including assets managed by Medallion Bank, increased to 9.37%, up from 8.35% one year ago. The net interest margin increased to 4.38%, up from 3.99% one year ago.

Andrew Murstein, President of Medallion, stated, “We are very pleased with our second quarter results, as the bottom line number is one of the highest it has been in several years. We were able to increase our margins while also growing our portfolio to an all time high. We also experienced strong unrealized gains relating to the approximately 175 taxicab medallions that we own in Chicago. New York City corporate medallion prices increased during the quarter to roughly $600,000, a record high, up from $485,000 last year. We anticipate similar gains in our medallion loans where we have upside appreciation benefits.”

Larry Hall, Medallion’s Chief Financial Officer, stated, “During the quarter, before the market turned, we were fortunate to borrow $35,000,000 of unsecured debt for 30 years at an initial fixed rate of 7.68% for the next five years. That money can now be leveraged and productively deployed to fuel TAXI’s growth for the foreseeable future.

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Medallion Financial Corp. Reports 2007 Second Quarter Results, Page 3

In addition, Medallion Bank is now permitted to pay dividends since its de novo period recently ended,” said Mr. Hall. “The Bank thus declared and paid a $1.5 million dividend to Medallion Financial which we, in turn, will dividend to our shareholders. As Medallion Bank is a taxable entity, that dividend will be taxed at just a 15% rate.

“Credit quality also remains outstanding,” said Mr. Hall. “On a managed basis, including Medallion Bank, delinquent loans 90 days or more past due decreased across the board during the year on our three major portfolios: to 0.4% from 0.9% on our medallion portfolio, to 0.7% from 0.9% on our commercial portfolio and to 0.09% from 0.1% on our consumer portfolio. These are the lowest levels they have been in the history of the Company.”

The Company also announced that its Board of Directors declared a dividend of $0.19 per share on its common stock for the 2007 second quarter, an increase of 12% from $0.17 a year ago. The dividend is payable on August 31, 2007 to shareholders of record on August 17, 2007. Since the Company’s initial public offering in 1996, the Company has paid out over $111,000,000 in dividends, or $7.39 per share.

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About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries and its wholly-owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $2.6 billion to the taxicab industry and other small businesses.

Medallion Financial Corp. Reports 2007 Second Quarter Results, Page 4

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2006 Annual Report on Form 10-K.

(Financial Tables Follow)

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months ended June 30,		Six Months ended June 30,
		2006		2006
	2007	(As adjusted)	2007	(As adjusted)
Total investment income	$13,157,101	$9,337,643	$23,596,385	$19,352,079
Total interest expense	7,535,234	6,123,626	14,284,852	11,497,263

Net interest income	5,621,867	3,214,017	9,311,533	7,854,816

Total noninterest income	558,355	1,000,504	1,048,788	1,616,182

Salaries and benefits	2,534,487	2,396,365	5,267,760	4,317,517
Professional fees	609,981	463,967	1,214,974	1,020,019
Rent expense	319,786	288,458	653,076	587,145
Other operating expenses	1,098,241	736,676	2,001,748	1,490,422

Total operating expenses	4,562,495	3,885,466	9,137,558	7,415,103

Net investment income before income taxes	1,617,727	329,055	1,222,763	2,055,895
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	1,617,727	329,055	1,222,763	2,055,895

Net realized gains on investments	1,840,822	2,519,079	11,852,412	662,843

Net change in unrealized depreciation on investments	(127,295)	(1,650,065)	(8,165,815)	(1,081,436)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	940,746	2,877,997	3,142,856	4,224,936

Net unrealized gains (losses) on investments	813,451	1,227,932	(5,022,959)	3,143,500

Net realized/unrealized gains on investments	2,654,273	3,747,011	6,829,453	3,806,343

Net increase in net assets resulting from operations	$4,272,000	$4,076,066	$8,052,216	$5,862,238

Net increase in net assets resulting from operations per common share
Basic	$0.24	$0.24	$0.46	$0.34
Diluted	0.24	0.23	0.45	0.33

Net investment income after income taxes per common share
Basic	$0.16	$0.14	$0.29	$0.36
Diluted	0.16	0.14	0.28	0.35

Dividends declared per share	$0.19	$0.17	$0.38	$0.33

Weighted average common shares outstanding
Basic	17,485,785	17,283,907	17,456,748	17,248,007
Diluted	17,809,258	17,799,377	17,787,122	17,760,920

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	unaudited	audited
Assets
Medallion loans, at fair value	$468,398,516	$428,248,589
Commercial loans, at fair value	93,018,370	88,206,661
Investment in Medallion Bank and other controlled subsidiaries, at fair value	52,872,580	50,448,032
Investment securities, at fair value	14,999,412	9,961,111
Equity investments, at fair value	2,999,167	16,068,243

Net investments	632,288,045	592,932,636
Cash	19,412,865	15,398,740
Accrued interest receivable	2,366,983	2,177,694
Fixed assets, net	640,856	525,472
Goodwill, net	5,007,583	5,007,583
Other assets, net	20,208,788	15,562,763

Total assets	$679,925,122	$631,604,888

Liabilities
Accounts payable and accrued expenses	$3,783,228	$5,057,204
Accrued interest payable	2,043,433	1,783,258
Funds borrowed	502,494,098	455,136,424

Total liabilities	508,320,759	461,976,886

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	171,604,363	169,628,002

Total liabilities and shareholders’ equity	$679,925,122	$631,604,888

Number of common shares outstanding	17,502,515	17,426,415
Net asset value per share	$9.80	$9.73

Total managed loans	$854,413,070	$795,980,453
Total managed assets	965,070,459	907,132,484